Exhibit 5.3

April 15, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Placer Dome Inc.

Dear Sirs/Mesdames:

     We hereby consent to the reference to our firm name under the heading “Legal Matters” in the registration statement on Form F-10 filed on April 15, 2004 relating to the offering of 2.75% convertible senior debentures due 2023 of Placer Dome Inc.

     In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP